Exhibit 99.1

Altimmune Announces Initial Single-Dose Data from Its NasoShield Phase 1

Study

Studies funded by BARDA

GAITHERSBURG, MD, August 31, 2018 — Altimmune, Inc. (Nasdaq: ALT), a clinical-stage immunotherapeutics company, today announced initial data from its Phase 1 study of NasoShield under investigation as a potential vaccine against anthrax. The purpose of the Phase 1 study was to assess the safety and immunogenicity of a single intranasal dose of NasoShield at four dose cohort levels. An additional cohort received a repeated dose of NasoShield at Day 21.

The study included 145 healthy volunteers. Four single-dose cohorts of 30 subjects each were randomized to receive either one dose of NasoShield in amounts of 1x108 virus particles (vp), 1x109 vp, 1x1010 vp or 1x1011 vp, three doses of the currently licensed anthrax vaccine, or placebo. Based on initial data from the single-dose cohorts, NasoShield was safe and well-tolerated with no serious adverse events. The study also showed limited immunogenicity, possibly indicating that like other anthrax vaccines, NasoShield may require more than one dose.

“We were pleased to see NasoShield had a nearly identical safety profile compared to placebo in this first in man study and much better tolerated than BioThrax®, which uses a three dose schedule and is the only licensed anthrax vaccine. Additionally, with the ease of nasal delivery, no need for an adjuvant and ability for longer storage at refrigerated and room temperatures, we believe NasoShield remains the best anthrax vaccine candidate in development,” said William J. Enright, president and chief executive officer of Altimmune.

The NasoShield program is funded through a contract (HHSO100201600008C) with the Biomedical Advanced Research and Development Authority (BARDA), which runs through September 2021, and if all options are exercised, is expected to provide funding through the end of Phase 2 development. Immunogenicity data for the two-dose cohort will be available in the fourth quarter of this year.

About Altimmune

Altimmune is a clinical-stage immunotherapeutics company focused on the development of products to stimulate robust and durable immune responses for the prevention and treatment of disease and on the development of two next-generation anthrax vaccines that are intended to improve protection and safety while having favorable dosage and storage requirements compared to other anthrax vaccines.

Forward-Looking Statement

Any statements made in this press release relating to future financial or business performance, conditions, plans, prospects, trends, or strategies and other financial and business matters, including without limitation, the prospects for commercializing or selling any product or drug candidates, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Altimmune, Inc. (the “Company”) may identify forward-looking statements. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward looking statements or historical experience include risks and uncertainties, including risks relating to: the terms of the Company’s Series B preferred stock offering and related warrants; our lack of financial resources and access to capital; realizing the benefits of the merger between Altimmune, Inc. and PharmAthene, Inc.; our ability to utilize the benefits of our tax assets and the results of a tax examination initiated by the IRS; clinical trials and the commercialization of proposed product candidates (such as marketing, regulatory, product liability, supply, competition, dependence on third parties and other risks); the regulatory approval process; dependence on intellectual property; the Company’s BARDA contract and other government programs, reimbursement and regulation. Further information on the factors and risks that could affect the Company’s business, financial conditions and results of operations are contained in the Company’s filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, which are available at www.sec.gov.

Contacts
Bill Enright	Ashley R. Robinson
President and CEO	Managing Director LifeSci Advisors
Phone: 240-654-1450	Phone: 617-535-7742
Email: enright@altimmune.com	Email: arr@lifesciadvisors.com